Exhibit 4.4

ALITHYA GROUP INC.

long term incentive PLAN

Page

Article 1 PURPOSE		1
1.1	Purpose	1

Article 2 INTERPRETATION		1
2.1	Definitions	1
2.2	Interpretation	8

Article 3 ADMINISTRATION		8
3.1	Administration	8
3.2	Delegation to Committee	9
3.3	Determinations Binding	9
3.4	Eligibility	10
3.5	Compliance with Securities Laws	10
3.6	Total Shares Subject to Awards	10
3.7	Limits on Grants of Awards	11
3.8	Award Agreements	11
3.9	Permitted Assigns	11
3.10	Non-transferability of Awards	11

Article 4 OPTIONS		11
4.1	Grant of Options	11
4.2	Exercise Price	12
4.3	Term of Options	12
4.4	Vesting and Exercisability	12
4.5	Payment of Exercise Price	12

Article 5 SHARE APPRECIATION RIGHTS		13
5.1	Grant of SARs	13
5.2	SAR Price	13
5.3	Tandem SARs	13
5.4	Term of SARs	13
5.5	Vesting and Exercisability	13

Article 6 RESTRICTED SHARE UNITS		14
6.1	Grant of RSUs	14
6.2	Vesting of RSU	14
6.3	Form of Payment	14

Article 7 PERFORMANCE SHARE UNITS		14
7.1	Grant of PSUs	14
7.2	Terms of PSUs	15
7.3	Performance Goals	15
7.4	Form of Payment	15

Article 8 RESTRICTED SHARES		15
8.1	Grant of Restricted Shares	15
8.2	Restrictions on Transfer	16
8.3	Effect of Termination of Employment or Director Mandate	16

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(continued)

Page

Article 9 DEFERRED SHARE UNITS		16
9.1	Grant of Deferred Share Units	16
9.2	Settlement of DSUs	16

Article 10 ADDITIONAL AWARD TERMS		17
10.1	Dividend Equivalents	17
10.2	Black-out Period	17
10.3	Withholding Taxes	17
10.4	Recoupment	18

Article 11 TERMINATION OF EMPLOYMENT OR Director mandate		18
11.1	Death or Disability	18
11.2	Termination of Employment or Director Mandate	18
11.3	Cessation of Vesting and Eligibility for Awards Following Termination	20
11.4	Discretion to Permit Acceleration	21
11.5	Employment with an Affiliate	21
11.6	Participants’ Entitlement	21

Article 12 EVENTS AFFECTING THE COMPANY		21
12.1	General	21
12.2	Change in Control	21
12.3	Reorganization of Company’s Capital	22
12.4	Other Events Affecting the Company	23
12.5	Immediate Acceleration of Awards	23
12.6	Issue by Company of Additional Shares	23
12.7	Fractions	23

Article 13 U.S. TAXPAYERS		24
13.1	Section 409A of the Code	24
13.2	Requirement of Notification of Election Under Section 83(b) of the Code	24

Article 14 AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN		24
14.1	Amendment, Suspension, or Termination of the Plan	24
14.2	Shareholder Approval	25
14.3	Permitted Amendments	25

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(continued)

Page

Article 15 MISCELLANEOUS		26
15.1	Legal Requirement	26
15.2	No Other Benefit	26
15.3	Rights of Participant	26
15.4	Corporate Action	26
15.5	Conflict	26
15.6	Participant Information	27
15.7	Participation in the Plan	27
15.8	International Participants	27
15.9	Successors and Assigns	27
15.10	General Restrictions and Assignment	27
15.11	Severability	28
15.12	Notices	28
15.13	Administrative Agent	28
15.14	Electronic Delivery	28
15.15	Effective Date	28
15.16	Governing Law & Compliance with Employment Standards	29
15.17	Submission to Jurisdiction	29

- iii -

ALITHYA GROUP INC.

Long Term Incentive Plan

Article 1
PURPOSE

1.1	Purpose

The purpose of this Plan is to provide the Company with a share-related mechanism to attract, retain and motivate Employees and Directors of both the Company and its Designated Affiliates. Through this Plan, the Board may grant Awards to recognize Employees’ contributions to the long-term goals and success of the Company. The Plan also helps align Employees’ and Directors’ interests with those of the shareholders of the Company and enables them to meet their share ownership requirements.

Article 2
INTERPRETATION

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person;

“Award” means any Option, Share Appreciation Right, Restricted Share Unit, Performance Share Unit, Deferred Share Unit or Restricted Share granted under this Plan;

“Award Agreement” means a signed, written agreement between a Participant and the Company, in a form approved by the Board, evidencing the terms and conditions on which an Award has been granted under this Plan and which need not be identical to any other such agreements;

“Black-out Period” means a period during which the Participant is prohibited from trading in the Company’s securities pursuant to a blackout period established by the Company.

“Board” means the board of directors of the Company;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Montréal are open for commercial business during normal banking hours;

“Cause” means, with respect to a particular Employee:

(a)	“cause” as such term is defined in the employment or other written agreement between the Company or a Designated Affiliate and the Employee as described in Section 15.5(i); or

(b)	in the event there is no written or other applicable employment agreement between the Company or a Designated Affiliate as described in Section 15.5(i) or “cause” is not defined in such agreement, “cause” as such term is defined in the Award Agreement; or

(c)	in the event neither (a) nor (b) apply, then “cause” as such term is defined by applicable law or, if not so defined, such term shall refer to the circumstances where an employer can terminate an individual’s employment without notice or payment whatsoever (except as may be required pursuant to any applicable minimum requirements contained in applicable employment standards legislation);

“CEO” means the Chief Executive Officer of the Company;

“Change in Control” means the occurrence of any one or more of the following events:

(a)	any transaction at any time and by whatever means pursuant to which any Person or any group of two or more Persons acting jointly or in concert (other than the Company or a wholly-owned subsidiary of the Company or Pierre Turcotte, Paul Raymond, Ghyslain Rivard or any entity(ies) under the Control of one or more of them) hereafter acquires the direct or indirect “beneficial ownership” (as defined in the Securities Act (Québec)) of, or acquires the right to exercise control or direction over, securities of the Company representing more than 50% of the then issued and outstanding voting securities of the Company, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Company with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(b)	the sale, assignment or other transfer of all or substantially all of the assets of the Company to a Person other than a wholly-owned subsidiary of the Company;

(c)	the dissolution or liquidation of the Company, other than in connection with the distribution of assets of the Company to one or more Persons which were wholly-owned subsidiaries of the Company prior to such event;

(d)	the occurrence of a transaction requiring approval of the Company’s shareholders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly-owned subsidiary of the Company); or

(e)	the Board determines that a Change in Control shall be deemed to have occurred in such circumstances as the Board shall determine;

provided that, notwithstanding clause (a), (b), (c) and (d) above, a Change in Control shall be deemed not to have occurred if immediately following the transaction set forth in clause (a), (b), (c) or (d) above: (A) the holders of securities of the Company that immediately prior to the consummation of such transaction represented more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors of the Company hold (x) securities of the entity resulting from such transaction (the “Surviving Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees (“voting power”) of the Surviving Entity, or (y) if applicable, securities of the entity that directly or indirectly has beneficial ownership of 100% of the securities eligible to elect directors or trustees of the Surviving Entity (the “Parent Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees of the Parent Entity, and (B) no Person or group of two or more Persons acting jointly or in concert (other than Pierre Turcotte, Paul Raymond, Ghyslain Rivard or any entity(ies) under the Control of one or more of them), is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) (any such transaction which satisfies all of the criteria specified in clauses (A) and (B) above being referred to as a “Non-Qualifying Transaction” and, following the Non-Qualifying Transaction, references in this definition of “Change in Control” to the “Company” shall mean and refer to the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and, if such entity is a company or a trust, references to the “Board” shall mean and refer to the board of directors or trustees, as applicable, of such entity).

Notwithstanding the foregoing, for purposes of any Award that constitutes “deferred compensation” (within the meaning of Section 409A of the Code), the payment of which would be accelerated upon a Change in Control, a transaction will not be deemed a Change in Control for Awards granted to any Participant who is a U.S. Taxpayer unless the transaction qualifies as “a change in control event” within the meaning of Section 409A of the Code.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the state or jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction;

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time;

“Committee” has the meaning set forth in Section 3.2;

“Company” means Alithya Group inc.;

“Control” means the relationship whereby a Person is considered to be “controlled” by a Person if:

(a)	in the case of a Person,

(i)	voting securities of the first-mentioned Person carrying more than 50% of the votes for the election of directors are held, directly or indirectly, otherwise than by way of security only, by or for the benefit of the other Person; and

(ii)	the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the first-mentioned Person;

(iii)	in the case of a partnership that does not have directors, other than a limited partnership, the second-mentioned Person holds more than 50% of the interests in the partnership; or

(b)	in the case of a limited partnership, the general partner is the second-mentioned Person.

“Date of Grant” means, for any Award, the date specified by the Board at the time it grants the Award (which, for greater certainty, shall be no earlier than the date on which the Board approves the grant of such Award) or if no such date is specified, the date upon which the Award was approved; provided that if the Date of Grant falls during a Black-out Period or within the five (5) trading days following the end of a Black-out Period, the Date of Grant will be deemed to be the sixth (6th) trading day following the end of the Black-out Period.

“Deferred Share Unit” or “DSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Company in accordance with Article 9;

“Designated Affiliate” means each Affiliate of the Company as designated by the Board for purposes of the Plan from time to time;

“Director” means a director of the Company or a Designated Affiliate who is not an employee of the Company or a Designated Affiliate;

“Disabled” or “Disability” means the permanent and total incapacity of a Participant as determined in accordance with procedures established by the Board for purposes of this Plan;

“Effective Date” means the effective date of this Plan, being November 1, 2018;

“Employee” means an individual who is considered a permanent employee of the Company or an Affiliate of the Company for purposes of source deductions under applicable tax or social welfare legislation;

“ESL” means the employment standards legislation, as amended or replaced, applicable to a Participant who is an Employee;

“Exchange” means the TSX or any other stock exchange on which the Shares are or may be listed from time to time;

“Exercise Notice” means a notice in writing, signed by a Participant and stating the Participant’s intention to exercise a particular Option or SAR;

“Exercise Price” means the price at which a Share may be purchased pursuant to the exercise of an Option;

“Expiry Date” means the expiry date specified in the Award Agreement (which shall not be later than the tenth (10th) anniversary of the Date of Grant) or, if not so specified, means the tenth (10th) anniversary of the Date of Grant;

“Insider” means an “insider” as defined by the TSX from time to time in its rules and regulations governing Security Based Compensation Arrangements and other related matter;

“Market Price” at any date in respect of the Shares shall be the volume weighted average price of such Shares on the TSX for (i) the five (5) trading days ending on and including the day that is immediately prior to the Date of Grant for grants of Awards, the date of exercise for exercises of SARs, or the Settlement Date for settlements of DSUs, as applicable, and (ii) the five (5) trading days ending on and including the vesting date for the settlement of RSUs and PSUs;

“NI 45-106” means National Instrument 45-106 Prospectus and Registration Exemptions of the Canadian Securities Administrators, as amended from time to time;

“Option” means a right to purchase Shares granted under Article 4 that is non-assignable and non-transferable unless otherwise approved by the Board;

“Participant” means an Employee or Director to whom an Award has been granted under this Plan and their Permitted Assigns;

“Participant’s Employer” means with respect to a Participant that is or was an Employee, the Company or such Affiliate of the Company as is or, if the Participant has ceased to be employed by the Company or such Affiliate of the Company, was the Participant’s Employer;

“Performance Goals” means performance goals expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, an Affiliate of the Company, a division of the Company or an Affiliate of the Company, or an individual, or may be applied to the performance of the Company or an Affiliate of the Company relative to a market index, a group of other companies or a combination thereof, or on any other basis, all as determined by the Board;

“Performance Share Unit” or “PSU” means any right to receive a Share or a Restricted Share or cash, or any combination thereof, as determined by the Board, granted under Section 7.1;

“Permitted Assign” has the meaning assigned to that term in NI 45-106;

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” means this Long Term Incentive Plan, as may be amended or amended and restated from time to time;

“Restricted Period” means the period during which Restricted Shares are subject to restrictions as set out in the Award Agreement;

“Restricted Share Unit” or “RSU” means a right to receive a Share or a Restricted Share or cash, or any combination thereof, as determined by the Board, granted under Section 6.1;

“Restricted Shares” means Shares granted to a Participant under Section 8.1 that are subject to certain restrictions and to a risk of forfeiture;

“Retirement” means termination of employment of a Participant from active employment with the Company and its Affiliates (other than for Cause) where the Participant:

(a)	has had his or her retirement approved by the Board (in the case of the CEO and the CEO’s direct reports) or the CEO (in the case of all other Participants) and the Participant complies with such conditions as the Board or CEO, as applicable, may require in connection with such approval;
(b)	has given the Company or the Affiliate employing the Participant formal notice of their intention to retire at least six months in advance, or such lesser advance notice as the Board (in the case of the CEO and the CEO’s direct reports) or the CEO (in the case of all other Participants) may approve;
(c)	is paid no cash severance payment or retiring allowance or equivalent; and
(d)	has complied with such transitional activities as may be reasonably required by the Company or the Affiliate employing the Participant during the period from the date notice of the Participant’s intention to retire has been given until the date the Participant ceases active employment with the Company and its Affiliates.

“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that govern or are applicable to the Company or to which it is subject;

“Security Based Compensation Arrangement” has the meaning given to that term in the Company Manual of the TSX, as amended from time to time;

“Settlement Date” has the meaning set forth in Section 9.2;

“SAR Price” means the floor price per Share at which a SAR may be exercised;

“Share Appreciation Right” or “SAR” mean a right of a Participant evidenced by a bookkeeping entry to receive an amount equal to the excess of the Market Price of a Share at the date of exercise of the SAR over the SAR Price as described in Section 5.1;

“Share” means one (1) class A subordinate voting share in the capital of the Company as constituted on the Effective Date or after an adjustment contemplated by Article 12, such other shares or securities to which the holder of an Award may be entitled as a result of such adjustment;

“Termination Date” means:

(a)	in the case of an Employee whose employment with the Company or a Affiliate terminates in the circumstances set out in Subsection 11.2(a) or Subsection 11.2(b), (i) the date designated by the Employee and the Company or a Affiliate in a written employment agreement, or other written agreement between the Employee and Company or a Designated Affiliate, or (ii) if no written employment agreement exists, then:

(i)	in the case of an Employee whose employment with the Company or a Affiliate terminates in the circumstances set out in Subsection 11.2(a), the later of (1) if and only to the extent required to comply with the minimum standards of ESL, the date that is the last day of any minimum statutory notice period applicable to the Employee pursuant to ESL, if any, and (2) the date designated by the Company or a Affiliate, as the case may be, on which an Employee ceases to be an employee of the Company or the Affiliate, as the case may be; and

(ii)	in the case of an Employee whose employment with the Company or a Affiliate terminates in the circumstances set out in Subsection 11.2(b), the date designated by the Company or a Affiliate, as the case may be, on which an Employee ceases to be an employee of the Company or the Affiliate, as the case may be, provided that such date shall not be earlier than the date notice of resignation was given;

and, in the case of either (i) or (ii), without regard to any contractual, common law or civil law period of notice of termination, pay in lieu of notice of termination, severance pay or other damages paid or payable to the Participant, under contract or common or civil law, in or in respect of a period which follows the last day that the Participant actually and actively provides services to the Company or a Affiliate; or

(b)	in the case of a Director whose directorship with the Company or a Affiliate, as the case may be, terminates in the circumstances set out in Subsection 11.2(e) or Subsection 11.2(f), the date that is designated by the Company or the Affiliate (as the case may be), as the date on which the Participant’s directorship is terminated, provided that in the case of voluntary resignation by the Participant, such date shall not be earlier than the date notice of voluntary resignation was given;

“TSX” means the Toronto Stock Exchange;

“U.S.” means the United States of America; and

“U.S. Taxpayer” shall mean a Participant who, with respect to an Award, is subject to taxation under the applicable U.S. tax laws.

2.2	Interpretation

(a)	Whenever the Board exercises discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Board.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day such action shall be taken or such payment shall be made by the immediately preceding Business Day.

(e)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(f)	The headings used herein are for convenience only and are not to affect the interpretation of this Plan.

Article 3
ADMINISTRATION

3.1	Administration

Subject to Section 3.2, this Plan will be administered by the Board who has sole and complete authority, in its discretion, to:

(a)	determine the individuals to whom grants under the Plan may be made;

(b)	make grants of Awards under the Plan relating to the issuance of Shares (including any combination of Options, Restricted Share Units, Performance Share Units, Deferred Share Units or Restricted Shares) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:

(i)	the time or times at which Awards may be granted;

(ii)	the conditions under which:

(A)	Awards may be granted to Employees or Directors; or

(B)	Awards may be forfeited to the Company,

including any conditions relating to the attainment of specified Performance Goals;

(iii)	the number of Shares to be covered by any Award;

(iv)	the price, if any, to be paid by a Participant in connection with the purchase of Shares covered by any Awards;

(v)	whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and

(vi)	any acceleration of exercisability or vesting or Restricted Period, or waiver of termination regarding any Award, based on such factors as the Board may determine;

(c)	establish the form or forms of Award Agreements;

(d)	cancel, amend, adjust or otherwise change any Award under such circumstances as the Board may consider appropriate in accordance with the provisions of this Plan;

(e)	construe and interpret this Plan and all Award Agreements;

(f)	adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws; and

(g)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

3.2	Delegation to Committee

To the extent permitted by applicable law and regulation, the Board may, from time to time, delegate to a committee of the Board (the “Committee”), within the limits permitted by applicable laws and regulations, all or any of the powers conferred on the Board pursuant to this Plan, including the power to sub-delegate to any specified officer(s) of the Company or its Designated Affiliates all or any of the powers delegated by the Board. In such event, the Committee or any sub-delegate will exercise the powers delegated to it in the manner and on the terms authorized by the delegating party.

3.3	Determinations Binding

Any decision made or action taken by the Board, the Committee or any officers to whom authority has been delegated pursuant to Subsection 3.2 arising out of or in connection with the administration or interpretation of this Plan is final, conclusive and binding on the Company, the affected Participant(s), their legal and personal representatives and all other Persons.

3.4	Eligibility

All Employees who are employed by the Company or a Designated Affiliate and Directors of the Company are eligible to receive Awards under the Plan and all Employees and Directors who have been granted an Award are entitled to participate in the Plan subject to Subsections 11.1(c) and 11.2(g). Eligibility to receive Awards and to participate does not confer upon any Employee or Director any right to receive any grant of an Award pursuant to the Plan.

3.5	Compliance with Securities Laws

Any Award granted under the Plan shall be subject to the requirement that, if at any time the Company shall determine that the listing, registration or qualification of the Shares issuable pursuant to such Award upon any securities exchange or under any Securities Laws of any jurisdiction, or the consent or approval of an Exchange (if then listed on an Exchange) and any securities commissions or similar securities regulatory bodies having jurisdiction over the Company is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration, qualification, consent or approval. Participants agree, to the extent applicable, to cooperate with the Company in complying with such legislation, rules, regulations and policies.

3.6	Total Shares Subject to Awards

(a)	Subject to adjustment as provided for in Article 12 and any subsequent amendment to the Plan, the aggregate number of Shares reserved for issuance pursuant to Awards granted under the Plan shall not exceed ten (10%) percent of the aggregate number of issued and outstanding Shares and class B multiple voting shares, from time to time.

(b)	To the extent any Awards (or portion(s) thereof) under the Plan terminate or are cancelled for any reason prior to exercise or settlement in full, or are surrendered to the Company by the Participant, the Shares subject to such Awards (or portion(s) thereof) shall be added back to the number of Shares reserved for issuance under this Plan and will again become available for issuance pursuant to the exercise of Awards granted under this Plan.

(c)	Any Shares issued by the Company through the assumption or substitution of outstanding stock options or other equity-based awards from an acquired company shall not reduce the number of Shares available for issuance pursuant to the exercise or settlement of Awards granted under this Plan.

3.7	Limits on Grants of Awards

Notwithstanding anything in this Plan:

(a)	the aggregate number of Shares:

(i)	issuable to Insiders at any time, under all of the Company’s Security Based Compensation Arrangements, shall not exceed ten (10%) percent of the issued and outstanding Shares and class B multiple voting shares; and

(ii)	issued to Insiders within any one year period, under all of the Company’s Security Based Compensation Arrangements, shall not exceed ten (10%) percent of the issued and outstanding Shares and class B multiple voting shares, provided that the acquisition of Shares by the Company for cancellation shall not constitute non-compliance with this Section 3.7 for any Awards outstanding prior to such purchase of Shares for cancellation.

3.8	Award Agreements

Each Award under this Plan will be evidenced by an Award Agreement. Each Award Agreement will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Board may direct. Any one officer of the Company or a Designated Affiliate, other than the Participant to whom the Award Agreement relates, is authorized and empowered to execute and deliver any Award Agreement to a Participant granted an Award pursuant to this Plan.

3.9	Permitted Assigns

Awards may be transferred by Employees and Directors to a Permitted Assign of an Employee or Director, as applicable, or as may otherwise be approved by the Board. In any such case, the provisions of Article 10 shall apply to the Award as if the Award was held by the Employee or Director rather than such person’s Permitted Assign.

3.10	Non-transferability of Awards

Except as permitted under Section 3.9 or as otherwise permitted by the Board, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect.

Article 4
OPTIONS

4.1	Grant of Options

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Options to any Participant. The terms and conditions of each Option grant shall be evidenced by an Award Agreement.

4.2	Exercise Price

The Board will establish the Exercise Price at the time each Option is granted, which Exercise Price must in all cases be not less than the Market Price of a Share on the Date of Grant.

4.3	Term of Options

Subject to any accelerated termination as set forth in this Plan, each Option expires on its Expiry Date. Neither the Company, nor any Designated Affiliate, nor any of their officers, employees, attorneys and agents, have any obligation to notify the Participant prior to the expiration of any Option, regardless of whether the Option will expire at the end of its full term or on an earlier date related to the termination of the Participant’s employment. The Participant has the sole responsibility for monitoring the expiration of any Option granted to them and for exercising such Options, if at all, before they expire.

4.4	Vesting and Exercisability

(a)	Each Option will vest and be exercisable in the manner set out in the applicable Award Agreement, subject to the Participant continuing to be an Employee, or Director, as applicable, or as otherwise agreed to by the Board.

(b)	Once an instalment becomes vested, it shall remain vested and shall be exercisable, in whole or in part, until expiration or termination of the Option, unless otherwise approved by the Board. The Board has the right to accelerate the date upon which any instalment of any Option becomes exercisable.

(c)	Subject to the provisions of this Plan and any Award Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Company.

(d)	The Board may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in Section 4.4, such as the achievement of one or more Performance Goals.

4.5	Payment of Exercise Price

Unless otherwise specified by the Board at the time of granting an Option, the Exercise Notice must be accompanied by payment in full of the purchase price for the Shares to be purchased. The Exercise Price must be fully paid by certified cheque, bank draft or money order payable to the Company or by such other means as may be accepted by the Company, which may include (i) an arrangement with a broker approved by the Company (or an arrangement directly with the Company) whereby payment of the exercise price is accomplished with the proceeds of the sale of Shares deliverable upon the exercise of the Option, or (ii) any cashless exercise process as may be approved by the Board, or any combination of the foregoing methods of payment.

No Shares will be issued or transferred until full payment therefor has been received by the Company.

Article 5
SHARE APPRECIATION RIGHTS

5.1	Grant of SARs

The Board may, from time to time, grant SARs in conjunction with the granting of Options, or on a stand-alone basis, to any Participant. A SAR shall entitle the Participant, upon exercise of the SAR, to receive Shares (rounded down to the nearest whole number) from the Company with an aggregate Market Value on the date of exercise equal to the product of (1) the number of SARs or portion thereof, exercised and (2) the amount by which the Market Price of a Share on the date of exercise exceeds the SAR Price.

5.2	SAR Price

The SAR Price will be as determined by the Board but in any event will be no less than the Market Price of a Share on the Date of Grant.

5.3	Tandem SARs

(a)	Where SARs are granted in conjunction with the granting of Options, the SAR Price shall be the same as the Exercise Price, the number of Shares in respect of which the SAR may be exercised shall be the same as the number of Shares issuable upon exercise of the related Option and the terms for the vesting of the tandem SARs shall be the same as the terms for the vesting of the Options to which they relate.

(b)	Upon the exercise of SARs or any portion thereof, any Options granted in conjunction with tandem SARs are terminated to the extent of such exercise. Upon the exercise of Options or any portion thereof, any tandem SARs granted in conjunction with such Options are terminated to the extent of such exercise.

5.4	Term of SARs

Subject to any accelerated termination as set forth in this Plan, each SAR expires on its Expiry Date. Neither the Company, nor any Designated Affiliate, nor any of their officers, employees, attorneys and agents, have any obligation to notify the Participant prior to the expiration of any SAR, regardless of whether the SAR will expire at the end of its full term or on an earlier date related to the termination of the Participant’s employment. The Participant has the sole responsibility for monitoring the expiration of any SAR granted to them and for exercising such SARs, if at all, before they expire.

5.5	Vesting and Exercisability

(a)	Each SAR will vest and be exercisable in the manner set out in the applicable Award Agreement, subject to the Participant continuing to be an Employee or Director, as applicable, or as otherwise agreed to by the Board.

(b)	Once an instalment becomes vested, it shall remain vested and shall be exercisable, in whole or in part, until expiration or termination of the SAR, unless otherwise specified by the Board. The Board has the right to accelerate the date upon which any instalment of any SAR becomes exercisable.

(c)	Subject to the provisions of this Plan and any Award Agreement, SARs shall be exercised by means of an Exercise Notice delivered to the Company.

(d)	The Board may provide at the time of granting an SAR that the exercise of that SAR is subject to restrictions, in addition to those specified in Section 5.5, such as the achievement of one or more Performance Goals.

Article 6
RESTRICTED SHARE UNITS

6.1	Grant of RSUs

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant RSUs to any Participant. The terms and conditions of each RSU grant shall be evidenced by an Award Agreement.

6.2	Vesting of RSU

The Board shall have the authority to determine at the time of grant, in its sole discretion, the duration of the vesting period and other vesting terms applicable to the grant of RSUs, except that if the Board has not made such determination, all RSUs will vest on the third (3rd) anniversary of the Date of Grant.

6.3	Form of Payment

(a)	Unless otherwise specified in the Award Agreement and subject to Section 6.3(b), as soon as practicable following the expiry of the applicable vesting period, or at such later date as may be determined by the Board in its sole discretion at the time of grant, the Company shall issue fully paid and non-assessable Shares pursuant to the RSUs to the Participant or as the Participant may direct.

(b)	Following the grant of the RSUs, the Board may, in its sole discretion, elect to pay the benefit of the RSU either (i) in the form of a cash payment to the Participant equivalent to the Market Price of a Share on the date of vesting, net of all applicable withholdings or (ii) by issuing fully paid and non-assessable Shares to the Participant or as the Participant may direct. The Board may make different elections in respect of different Participants and different Awards of each Participant.

Article 7
PERFORMANCE SHARE UNITS

7.1	Grant of PSUs

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant PSUs to any Participant. The terms and conditions of each PSU grant shall be evidenced by an Award Agreement. Each PSU will consist of a right to receive a Share upon the achievement of such Performance Goals during such performance periods as the Board will establish.

7.2	Terms of PSUs

The Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any PSU granted and the termination of a Participant’s employment will be determined by the Board and by the other terms and conditions of any PSU, all as set forth in the applicable Award Agreement.

7.3	Performance Goals

The Board will establish Performance Goals prior to the Date of Grant to which such Performance Goals pertain. The Performance Goals may be based upon the achievement of corporate, divisional or individual goals, and may be applied relative to performance relative to an index or comparator group, or on any other basis determined by the Board.

7.4	Form of Payment

(a)	Unless otherwise specified in the Award Agreement and subject to Section 7.4(b), as soon as practicable following the applicable vesting period, or at such later date as may be determined by the Board in its sole discretion at the time of grant, the Company shall issue fully paid and non-assessable Shares pursuant to the PSUs to the Participant or as the Participant may direct.
(b)	Following the grant of the PSUs, the Board may, in its sole discretion elect to pay the benefit of the PSU either (i) in the form of a cash payment to the Participant equivalent to the Market Price of a Share on the date of vesting, net of all applicable withholdings or (ii) by issuing fully paid and non-assessable Shares to the Participant or as the Participant may direct. The Board may make different elections in respect of different Participants and different Awards of each Participant.

Article 8
RESTRICTED SHARES

8.1	Grant of Restricted Shares

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Restricted Shares to any Participant, which shall be held by the Company or its designee in escrow until such time as the Restricted Period lapses. The terms and conditions of each Restricted Shares grant shall be evidenced by an Award Agreement.

Subject to the restrictions set forth in Section 8.2, except as otherwise set forth in the applicable Award Agreement, the Participant shall generally have the rights and privileges of a shareholder as to such Restricted Shares, including the right to vote such Restricted Shares. Unless otherwise set forth in a Participant’s Award Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Shares shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture until released, in each case, to be released at the same time and in the same proportion as the lapse of restrictions on the Restricted Shares to which such dividends relate. Except as otherwise determined by the Board, no interest will accrue or be paid on the amount of any dividends withheld.

8.2	Restrictions on Transfer

In addition to any other restrictions set forth in a Participant’s Award Agreement, until such time that the Restricted Period for the Restricted Shares has lapsed pursuant to the terms of the Award Agreement, which Restricted Period the Board may in its sole discretion accelerate at any time, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Shares. Notwithstanding anything contained herein to the contrary, the Board shall have the authority to remove any or all of the restrictions on the Restricted Shares whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Shares Award, such action is appropriate.

8.3	Effect of Termination of Employment or Director Mandate

Except as may otherwise be provided in the applicable Award Agreement or by the Board, in the event of a Participant’s termination of employment or Director mandate with the Company and all Affiliates of the Company for any reason prior to the time that the Restricted Period for the Participant’s Restricted Shares has lapsed, as soon as practicable following such termination of employment or Director mandate, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s Restricted Shares for which the Restricted Period has not lapsed at a purchase price equal to the cash amount, if any, paid by the Participant for the Restricted Shares, or if no cash amount was paid by the Participant for the Restricted Shares, such Restricted Shares shall be forfeited by the Participant to the Company for no consideration as of the date of such termination of employment or Director mandate.

Article 9
DEFERRED SHARE UNITS

9.1	Grant of Deferred Share Units

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant DSUs to any Participant.

All DSUs received by a Participant shall be credited to an account maintained for the Participant on the books of the Company, as of the Date of Grant. The DSUs will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Board may direct.

9.2	Settlement of DSUs

DSUs shall be settled as of the date established in the Award Agreement, as applicable (the “Settlement Date”). In no event shall a DSU Award be settled prior to the applicable Participant’s Termination Date. If there is no Award Agreement or the Award Agreement does not establish a date for the settlement of the DSUs, then the Settlement Date shall be the 90th day following the Participant’s Termination Date, subject to the delay that may be required under Section 13.1 below. After satisfying any amounts required by the Company to be withheld in connection with such settlement as contemplated by Section 10.3, which amount shall be based on the Market Price on the Date of Settlement, the Company shall issue, as of the Settlement Date, fully paid and non-assessable Shares pursuant to the DSUs to the Participant or as the Participant may direct.

Article 10
ADDITIONAL AWARD TERMS

10.1	Dividend Equivalents

(a)	Unless otherwise determined by the Board and set forth in the particular Award Agreement, RSUs, PSUs and DSUs shall be credited with dividend equivalents in the form of additional RSUs, PSUs and DSUs, respectively, as of each dividend payment date in respect of which normal cash dividends are paid on Shares. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs, PSUs and DSUs, as applicable, held by the Participant on the record date for the payment of such dividend, by (b) the closing price of such Shares on the TSX as at the close of the first Business Day immediately following the dividend record date, with fractions computed to three decimal places. Dividend equivalents credited to a Participant’s accounts shall vest in proportion to the RSUs, PSUs and DSUs to which they relate.

(b)	The foregoing does not obligate the Company to declare or pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

10.2	Black-out Period

If a Participant’s Option is scheduled to expire during, or within five (5) Business Days after, a routine or special Black-out Period, then, notwithstanding any other provision of this Plan, such Option shall expire ten Business Days after the Black-out Period is lifted by the Company.

10.3	Withholding Taxes

The granting, vesting or lapse of the Restricted Period, settlement or exercise of each Award under this Plan is subject to the condition that if at any time the Board determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or lapse of the Restricted Period, settlement or exercise, such action is not effective unless such withholding has been effected to the satisfaction of the Company. In such circumstances, the Company may require that a Participant pay to the Company the minimum amount as the Company or an Affiliate of the Company is obliged to remit to the relevant tax authority in respect of the granting, vesting or lapse of the Restricted Period, settlement or exercise of the Award. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Company or an Affiliate of the Company, as the case may be. Alternatively, and subject to any requirements or limitations under applicable law, the Company may (a) withhold such amount from any remuneration or other amount payable by the Company or any Designated Affiliate to the Participant, (b) require the sale of a number of Shares issued upon exercise, vesting, or settlement of such Award and the remittance to the Company of the net proceeds from such sale sufficient to satisfy such amount or (c) enter into any other suitable arrangements for the receipt of such amount, and the Participant consents to such action(s).

10.4	Recoupment

Notwithstanding any other terms of this Plan, Awards may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback, recoupment or similar policy adopted by the Company or a Designated Affiliate of the Company and in effect at the Date of Grant of the Award, or as otherwise required by law or the rules of an Exchange (if then listed on an Exchange) and the Participant will not be entitled to any damages or other compensation in respect of any Awards subject to such policy. The Board may at any time waive the application of this Section 10.4 to any Participant or category of Participants.

Article 11
TERMINATION OF EMPLOYMENT OR Director mandate

11.1	Death or Disability

Unless otherwise determined by the Board or as set forth in an Award Agreement, if a Participant dies or becomes Disabled while an Employee or Director:

(a)	all Awards shall immediately vest (or cease to be restricted);

(b)	any Performance Goals assigned to any Awards shall be deemed to have been met at 100% of the specified target level of performance for such Performance Goals;

(c)	such Participant’s eligibility to receive further grants of Awards under the Plan ceases as of the date of Disability or death; and

(d)	each Option or SAR held by the Participant continues to be exercisable by the Participant (or the Participant’s estate) until the earliest of: (i) its Expiry Date; (ii) the date that is 90 days after the date of Disability and (iii) the date that is 180 days after the date of death.

11.2	Termination of Employment or Director Mandate

Subject to Section 11.3, unless otherwise specified by the Board, whether in the Award Agreement or whether before or after the time of granting an Award, in an employment agreement or other written agreement between the Company or a Designated Affiliate and the Participant:

(a)	where, in the case of an Employee, a Participant’s employment is terminated by the Company or an Affiliate without Cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), then:

(i)	each Option or SAR held by the Participant that has vested as of the Termination Date continues to be exercisable by the Participant until the earlier of: (i) its Expiry Date; and (ii) except for such longer period, as may be otherwise permitted by the Board, the date that is 90 days after the Termination Date;

(ii)	each vested RSU and vested PSU held by the Participant as of the Termination Date shall be settled in accordance with its terms; and

(iii)	any Option, SAR or other Award held by the Participant that has not vested (or for which the Restricted Period has not lapsed) as of the Termination Date is immediately forfeited and cancelled as of the Termination Date;

and any Performance Goals assigned to any vested Awards shall be deemed to have been met at 100% of the specified target level of performance for such Performance Goals;

(b)	where, in the case of an Employee, a Participant’s employment terminates by reason of voluntary resignation by the Participant other than pursuant to Retirement, then:

(i)	each Option or SAR held by the Participant that has vested as of the Termination Date continues to be exercisable by the Participant until the earlier of: (i) its Expiry Date; and (ii) the date that is 90 days after the Termination Date;

(ii)	each vested RSU and PSU held by the Participant as of the Termination Date shall be settled in accordance with its terms; and

(iii)	any Option, SAR or other Award held by the Participant that has not vested (or for which the Restricted Period has not lapsed) as of the Termination Date is immediately forfeited and cancelled as of the Termination Date;

(c)	where, in the case of an Employee, a Participant’s employment terminates by reason of Retirement, then all unvested Awards will continue to vest (or the Restricted Period will continue to elapse) and be settled or exercised in accordance with their terms except that once a grant of an Option or SAR is fully vested it will be exercisable by the Participant only until the date that is the earlier of (i) its Expiry Date and (ii) 90 days (or such longer period as the Board in its sole discretion may permit) following the later of (a) the date such Option or SAR grant became fully vested and (b) the Termination Date and, if not exercised on or before such date will be forfeited and cancelled; provided that notwithstanding the foregoing, the Participant shall forfeit any Awards which have not been exercised or settled in the event the Participant shall commence employment with a direct competitor of the Company or breach any non-competition or non-solicitation obligation the Participant may have to the Company or any of its Affiliates;

(d)	where, in the case of an Employee, a Participant’s employment terminates by reason of termination by the Company or an Affiliate for Cause, then any Option, SAR or other Award held by the Participant, whether or not it has vested (or the Restricted Period has lapsed) as of the Termination Date, is immediately forfeited and cancelled as of the Termination Date;

(e)	where, in the case of a Director, a Participant’s term of office is terminated by the Company for breach by the Director of his or her fiduciary duty to the Company (as determined by the Board in its sole discretion), then any Option, SAR or other Award held by the Director, whether or not it has vested (or the Restricted Period has lapsed) as of the Termination Date, is immediately forfeited and cancelled as of the Termination Date;

(f)	where, in the case of a Director, a Participant’s term of office terminates for any reason other than death or Disability of the Participant or a breach of the Participant’s fiduciary duty to the Company (as determined by the Board in its sole discretion), the Board may, in its sole discretion, at any time prior to or following the Termination Date, provide for the exercise, vesting (or lapse of the Restricted Period) or settlement of any or all Awards held by the Participant on the Termination Date;

(g)	a Participant’s eligibility to receive further grants of Awards under this Plan ceases as of the date that the Company or an Affiliate, as the case may be, provides the Participant with written notification that the Participant’s employment or directorship, as the case may be, is terminated in the circumstances contemplated by this Section 11.2, notwithstanding that such date may be prior to the Termination Date; and

(h)	notwithstanding Subsections 11.2(a) and 11.2(f), unless the Board, in its discretion, otherwise determines, at any time and from time to time, Awards are not affected by a change of employment or directorship within or among the Company or an Affiliate for so long as the Participant continues to be an Employee or Director of the Company or an Affiliate.

Notwithstanding the subsections specified above, the Board may, in its discretion, at any time prior to, or following the events contemplated in the subsections above, or in an employment agreement or other written agreement between the Company or a Designated Affiliate and the Participant, extend the period that an Award continues to be exercisable by the Participant for a period of no more than 24 months following the Termination Date for any or all Awards, all in the manner and on the terms as may be authorized by the Board.

11.3	Cessation of Vesting and Eligibility for Awards Following Termination

Except if and as required to comply with applicable minimum requirements contained in ESL, the Participant is not eligible for continued vesting of any Award during any period in which the Participant receives, or claims to be entitled to receive, any compensatory payments or damages in lieu of notice of termination pursuant to contract, common law or civil law, and the Participant will not be entitled to any damages or other compensation in respect of any Award that is forfeited and cancelled, does not vest or is not awarded due to termination as of the Termination Date of the Participant’s employment or directorship, as the case may be, with the Company or a Affiliate for any reason. The Plan displaces any and all common law and civil law rights the Participant may have or claim to have in respect of any Awards, including any right to damages. The foregoing shall apply, regardless of: (i) the reason for the termination of Participant’s employment, consulting engagement or directorship; (ii) whether such termination is lawful or unlawful, with or without Cause; (iii) whether it is the Participant or the Company or the Affiliate that initiates the termination; and (iv) any fundamental changes, over time, to the terms and conditions applicable to the Participant’s employment or service as a Director.

11.4	Discretion to Permit Acceleration

Notwithstanding the provisions of Sections 11.1 and 11.2, the Board may, in its discretion, at any time prior to, or following the events contemplated in such Sections, or in an employment agreement or other written agreement between the Company or a Designated Affiliate and the Participant, permit the acceleration of vesting (or lapse of Restricted Period) of any or all Awards, all in the manner and on the terms as may be authorized by the Board.

11.5	Employment with an Affiliate

Notwithstanding the provisions of Sections 11.1 and 11.2, unless the Board, in its discretion, otherwise determines, at any time and from time to time, Awards are not affected by change of employment or directorship within or among the Company or its Affiliates for so long as the Participant is continuously engaged by the Company or its Affiliates, provided that new Awards may only be granted to Employees or Directors of the Company and Designated Affiliates.

11.6	Participants’ Entitlement

Except as otherwise provided in this Plan, Awards previously granted under this Plan are not affected by any change in the relationship between, or ownership of, the Company and an Affiliate of the Company. For greater certainty, all grants of Awards remain outstanding and are not affected by reason only that, at any time, an Affiliate of the Company ceases to be an Affiliate of the Company.

Article 12
EVENTS AFFECTING THE COMPANY

12.1	General

The existence of any Awards does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Company, to create or issue any bonds, debentures, Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Article 12 would have an adverse effect on this Plan or on any Award granted hereunder.

12.2	Change in Control

(a)	Except as may be set forth in an employment agreement, or other written agreement between the Company or a Designated Affiliate and the Participant, and notwithstanding anything else in this Plan or any Award Agreement, without the consent of any Participant the outstanding Awards shall be converted or exchanged into or for, rights or other securities of substantially equivalent value, as determined by the Board in its discretion, in any entity participating in or resulting from a Change in Control; provided that the Board without the consent of any Participant may instead cause (i) the termination of any vested Award in exchange for an amount of cash and/or property, if any, equal in value to the amount that would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights as of the date of the occurrence of such Change in Control (and, for the avoidance of doubt, if as of the date of the occurrence of such Change in Control the Board determines in good faith that no amount would have been attained upon the settlement of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment); (ii) the replacement of such Award with other rights or property selected by the Board in its sole discretion; or (iii) any combination of the foregoing. In taking any of the actions permitted under this subparagraph (a), the Board will not be required to treat all Awards similarly.

(b)	Notwithstanding Section 12.2(a), and unless otherwise determined by the Board, if, as a result of a Change in Control, the Shares will cease trading on an Exchange and voting shares of any Surviving Entity or Parent Entity resulting from the Change in Control will not be traded on an Exchange, then all outstanding Awards shall vest and become exercisable, realizable, or payable, and restrictions applicable to an Award shall lapse immediately prior to consummation of such Change in Control or the Board may determine that the Awards shall be terminated in exchange for an amount of cash and/or property, if any, equal in value to the amount that would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights as of the date of the occurrence of such Change in Control (and, for the avoidance of doubt, if as of the date of the occurrence of such Change in Control the Board determines in good faith that no amount would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment).

(c)	Notwithstanding Section 12.2(a) and 12.2(b), and except as otherwise provided in an employment agreement, or other written agreement between the Company or a Affiliate and Employee, if within 24 months following the completion of a transaction resulting in a Change in Control, an Employee’s employment is terminated by the Company or an Affiliate without Cause, without any action by the Board then all Awards granted to the Employee prior to the Change in Control and held by such Employee shall immediately vest and be settled or exercised in accordance with their terms.

12.3	Reorganization of Company’s Capital

Should the Company effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company that does not constitute a Change in Control and would warrant the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Board will, subject to any required prior approval of the relevant Exchange(s) (if then listed on an Exchange), authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

12.4	Other Events Affecting the Company

In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Company and occurring by exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Board will, subject to the prior approval of the relevant Exchanges (if then listed on an Exchange), authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

12.5	Immediate Acceleration of Awards

Where the Board determines that the steps provided in this Article 12 would not preserve proportionately the rights, value and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate, the Board may, but is not required, to permit the immediate vesting of any unvested Awards and immediate lapse of any Restricted Period.

12.6	Issue by Company of Additional Shares

Except as expressly provided in this Article 12, neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Shares that may be acquired as a result of a grant of Awards.

12.7	Fractions

No fractional Shares will be issued pursuant to an Award. Accordingly, if, as a result of any adjustment under this Article 12 or a dividend equivalent, a Participant would become entitled to a fractional Share, the Participant has the right to acquire only the nearest whole number of Shares (rounding down for fractions) for each Award and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.

Article 13
U.S. TAXPAYERS

13.1	Section 409A of the Code

This Plan will be construed and interpreted to be exempt from, or where not so exempt, to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Company reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code and any regulations or guidance under that section. In no event will the Company be responsible if Awards under this Plan result in adverse tax consequences to a U.S. Taxpayer under Section 409A of the Code. Distributions of non-qualified deferred compensation to a U.S. Taxpayer made in connection with the U.S. Taxpayer’s Termination Date shall only be made in connection with such U.S. Taxpayer’s “separation from service” within the meaning set forth in Section 409A of the Code. Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of non-qualified deferred compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer or the date such amount would have been paid pursuant to a fixed schedule in the absence of the separation from service). Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid as soon practicable following such 6-month anniversary of such separation from service. Notwithstanding any provisions of the Plan to the contrary, any Award that constitutes non-qualified deferred compensation granted to any U.S. Taxpayer may not be transferred or assigned to a Permitted Assign if such transfer or assignment would result in an impermissible acceleration of payment under Section 409A of the Code.

13.2	Requirement of Notification of Election Under Section 83(b) of the Code

If a Participant, in connection with the acquisition of Restricted Shares under the Plan, is permitted under the terms of the Award Agreement to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions) and the Participant makes such an election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

Article 14
AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

14.1	Amendment, Suspension, or Termination of the Plan

The Board may from time to time, without notice and without approval of the holders of voting shares of the Company, amend, modify, change, suspend or terminate the Plan or any Awards granted pursuant to the Plan as it, in its discretion determines appropriate, provided, however, that:

(a)	no such amendment, modification, change, suspension or termination of the Plan or any Awards granted hereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Plan without the consent of the Participant, unless the Board determines such adjustment is required or desirable in order to comply with any applicable Securities Laws or Exchange requirements; and

(b)	any amendment that would cause an Award held by a U.S. Taxpayer be subject to the additional tax penalty under Section 409A(1)(b)(i)(II) of the Code shall be null and void ab initio.

14.2	Shareholder Approval

Notwithstanding Section 14.1, approval of the holders of the voting shares of the Company shall be required for any amendment, modification or change that:

(a)	increases the percentage of Shares reserved for issuance under the Plan, except pursuant to the provisions in the Plan which permit the Board to make equitable adjustments in the event of transactions affecting the Company or its capital;

(b)	increases or removes the 10% limits on Shares issuable or issued to insiders as set forth in Subsection 3.7(a);

(c)	reduces the exercise price of an Award (for this purpose, a cancellation or termination of an Award of a Participant prior to its Expiry Date for the purpose of reissuing an Award to the same Participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of an Award) except pursuant to the provisions in the Plan which permit the Board to make equitable adjustments in the event of transactions affecting the Company or its capital;

(d)	extends the term of an Award beyond the original Expiry Date (except where an Expiry Date would have fallen within a Black-out Period applicable to the Participant or within five (5) Business Days following the expiry of such a Black-out Period);

(e)	permits Awards to be transferred to a Person other than a Permitted Assign or for normal estate settlement purposes; or

(f)	deletes or reduces the range of amendments which require approval of the holders of voting shares of the Company under this Section 14.2.

14.3	Permitted Amendments

Without limiting the generality of Section 14.1, but subject to Section 14.2, the Board may, without shareholder approval, at any time or from time to time, amend the Plan for the purposes of:

(a)	making any amendments to the general vesting provisions or Restricted Period of each Award;

(b)	making any amendments to the provisions set out in Article 11;

(c)	making any amendments to add covenants of the Company for the protection of Participants, provided that the Board shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants;

(d)	making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board, having in mind the best interests of the Participants it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Board shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants; or

(e)	making such changes or corrections which, on the advice of counsel to the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.

Article 15
MISCELLANEOUS

15.1	Legal Requirement

The Company is not obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by a Participant or the Company of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any Exchange upon which the Shares may then be listed.

15.2	No Other Benefit

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. Except if and as required by applicable employment standards legislation, no Participant will be entitled to any damages or other compensation for any Award that does not vest or is forfeited or terminated due to termination of the Participant’s employment with the Company or any Affiliate of the Company for any reason, as a result of the terms of any clawback, recoupment or similar policy adopted by the Company or an Affiliate of the Company or for any other reason as permitted under this Plan.

15.3	Rights of Participant

No Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant a right to remain as an employee or director of the Company or an employee or director of an Affiliate of the Company. No Participant has any rights as a shareholder of the Company in respect of Shares issuable pursuant to any Award until the allotment and issuance to such Participant, or as such Participant may direct, of certificates representing such Shares.

15.4	Corporate Action

Nothing contained in this Plan or in an Award shall be construed so as to prevent the Company from taking corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award.

15.5	Conflict

15.6	Except as otherwise expressly provided in the Award Agreement, the provisions of this Plan shall apply to such grant. In the event of a conflict between the terms and conditions of a grant and the terms and conditions of the Participant’s employment agreement, the terms and conditions of the grant shall govern. Participant Information

Each Participant shall provide the Company with all information (including personal information) required by the Company in order to administer the Plan. Each Participant acknowledges that information required by the Company in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties, and may be disclosed to such persons (including persons located in jurisdictions other than the Participant’s jurisdiction of residence), in connection with the administration of the Plan. Each Participant consents to such disclosure and authorizes the Company to make such disclosure on the Participant’s behalf.

15.7	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and does not confer upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan and do not constitute an express or implied term nor in any manner form part of the Participant’s employment contract with the Company or a Designated Affiliate. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Company to ensure the continued employment or engagement of such Participant, nor does it form an integral part of the Participant’s employment compensation. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Company does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

15.8	International Participants

With respect to Participants who reside or work outside Canada and the United States, the Board may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Board may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

15.9	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and its Affiliates.

15.10	General Restrictions and Assignment

Except as required by law or as otherwise provided in the Plan, the rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant unless otherwise approved by the Board.

15.11	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

15.12	Notices

All written notices to be given by the Participant to the Company shall be delivered personally, e-mail or mail, postage prepaid, addressed as follows:

Alithya Group inc.

700 René Lévesque Boulevard West, Suite 400

Montréal, Québec, Canada

H3B 1X8

Attention:         Corporate Secretary

E-mail:               secretariat@alithya.com

All notices to the Participant will be addressed to the principal address of the Participant on file with the Company. Either the Company or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally or by e-mail, on the date of delivery, and if sent by mail, on the fifth Business Day following the date of mailing. Any notice given by either the Participant or the Company is not binding on the recipient thereof until received.

15.13	Administrative Agent

The Company may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer Awards granted under the Plan, including to issue Award Agreements and receive notices from Participants.

15.14	Electronic Delivery

The Company or any administrative agent appointed by the Company may from time to time establish procedures for (i) the electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, award notices and agreements, and all other forms of communications) in connection with any award made under the Plan, (ii) the receipt of electronic instructions from Participants and/or (iii) an electronic signature system for delivery and acceptance of any such documents. Compliance with such procedures shall satisfy any requirement to provide documents in writing and/or for a document to be signed or executed.

15.15	Effective Date

This Plan becomes effective on a date to be determined by the Board, subject to the approval of the shareholders of the Company, if applicable.

15.16	Governing Law & Compliance with Employment Standards

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

It is understood and agreed that all provisions of this Plan and any Award Agreements are subject to all applicable minimum requirements of ESL and it is the intention of the Company and its Affiliates to comply with such minimum requirements. Accordingly, this Plan and any Award Agreements shall (a) not be interpreted as in any way waiving or contracting out of ESL, and (b) be interpreted to achieve compliance with ESL. In the event that ESL provides for superior rights or entitlements upon termination of employment or otherwise than provided for under this Plan and any Award Agreements, the Participant shall be provided with the Participant’s minimum statutory entitlements under the ESL in substitution for the Participant’s rights under the Plan. There shall be no presumption of strict interpretation against the Company or any Affiliate.

15.17	Submission to Jurisdiction

The Company and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Québec in respect of any action or proceeding relating in any way to the Plan, including with respect to the grant of Awards and any issuance of Shares made in accordance with the Plan.